As Filed with the Securities and Exchange Commission on June 29, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HUDSON HIGHLAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-3547281
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

622 Third Avenue
New York, New York 10017
(212) 351-7300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

Richard W. Pehlke	with a copy to:
Executive Vice President and Chief Financial Officer
Hudson Highland Group, Inc.	Benjamin F. Garmer, III, Esq.
622 Third Avenue	Foley & Lardner LLP
New York, New York 10017	777 East Wisconsin Avenue
(212) 351-7300	Milwaukee, Wisconsin 53202
(Name, address, including zip code, and	(414) 271-2400
telephone number, including area code, of agent for service)

_________________

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-124064

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Common Stock, $.001 par value, and related
Preferred Share Purchase Rights (4)	(8)

Debt Securities (5)	(8)

Stock Purchase Contracts (6)	(8)

Stock Purchase Units (7)	(8)

Total	$ 8,000,000	$942

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $8,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Such amount represents the offering price of any common stock, the principal amount of any debt securities issued at their stated principal amount, the offering price rather than the principal amount of any debt securities issued at an original issue discount and the offering price of any securities issued upon settlement of the stock purchase contracts or stock purchase units. The aggregate principal amount of the debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the offering price to be received by the registrant shall be equal to the above amount to be registered. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3)	Subject to note (2) above, this registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the debt securities registered hereunder and such indeterminate amount of securities as may be issued upon settlement of the stock purchase contracts or stock purchase units registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the debt securities.
(4)	Subject to note (2) above, there is being registered an indeterminate number of shares of common stock and related rights to purchase shares of the registrant’s Series A junior participating preferred stock, which rights are attached to all shares of common stock. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates representing the common stock and are transferred with and only with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock and no separate consideration is to be received for the rights.
(5)	Subject to note (2) above, there is being registered an indeterminate principal amount of debt securities. If any debt securities are issued at an original issue discount, then the offering price of those debt securities shall be in an amount that will result in the aggregate initial price not to exceed $8,000,000, less the dollar amount of any registered securities previously issued. Any offering of debt securities denominated other than in U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of such debt securities at the time of initial offering.
(6)	Subject to note (2) above, there is being registered hereunder an indeterminate amount and number of stock purchase contracts, representing obligations to purchase common stock or other securities.
(7)	Subject to note (2) above, there is being registered hereunder an indeterminate amount and number of stock purchase units, consisting of stock purchase contracts together with debt securities or debt obligations of third parties securing the holders’ obligations to purchase the securities under the stock purchase contracts.
(8)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3.

_________________

        This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE

        This Registration Statement is being filed pursuant to Rule 462(b) and General Instruction IV of Form S-3, both as promulgated under the Securities Act of 1933. The contents of the Registration Statement on Form S-3 (Registration No. 333-124064) and the exhibits thereto, filed by Hudson Highland Group, Inc. with the Securities and Exchange Commission, which was declared effective on April 22, 2005, are incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 29, 2005.

HUDSON HIGHLAND GROUP, INC.
By: /s/ Jon F. Chait
Jon F. Chait
Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jon F. Chait	Chairman, Chief Executive Officer and	June 29, 2005
Jon F. Chait	Director (Principal Executive Officer)
/s/ Richard W. Pehlke	Executive Vice President, Chief	June 29, 2005
Richard W. Pehlke	Financial Officer and Director
(Principal Financial Officer)
/s/ Ralph L. O'Hara	Vice President, Global Controller	June 29, 2005
Ralph L. O'Hara	(Principal Accounting Officer)
*	Director	June 29, 2005
John J. Haley
*	Director	June 29, 2005
David G. Offensend
*	Director	June 29, 2005
Nicholas G. Moore
*	Director	June 29, 2005
Rene Schuster
*	Director	June 29, 2005
Jennifer Laing

*By:	/s/ Jon F. Chait Jon F. Chait Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Document Description

(5)	Opinion of Foley & Lardner LLP.

(23.1)	Consent of BDO Seidman, LLP.

(23.2)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).

(24)	Powers of Attorney [Incorporated by reference to Exhibit 24 to the Company's Registration Statement on Form S-3 (Reg. No. 333-124064)].

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